Set forth below is certain balance sheet and income statement consolidated financial information for Vectren Utility Holdings, Inc. as of, and for the eleven months ended, November 30, 2000.

             Vectren Utility Holdings, Inc. and Subsidiary Companies
                             Selected Financial Data
                          (Unaudited -- $ in Millions)


                        Consolidated Statement of Income
                    Eleven Months Ended November 30, 2000 (1)
--------------------------------------------------------------------------------
  Operating Revenues.................................................$ 877.9
  Margin on Operating Revenues.......................................  419.2
  Operating Income...................................................  100.8 (2)
  Net Income ........................................................   37.5 (2)


               Consolidated Balance Sheet at November 30, 2000 (1)
--------------------------------------------------------------------------------
  Total Assets......................................................$2,263.1
  Total Liabilities................................................. 1,690.8
  Common and Preferred Shareholders Equity..........................   572.3

  -------------------
(1) Totals reflect one month of operating results for the Vectren Energy Delivery of Ohio, Inc. operations, which was acquired on October 31, 2000.

(2) Includes pre-tax expenses of $40.5 million, including $10.1 million of accelerated depreciation, related to the merger between Indiana Energy, Inc. and SIGCORP, Inc. to form Vectren Corporation.


                                 Capitalization

     The following table sets forth as of November 30, 2000 the historical unaudited capitalization of Vectren Utility Holdings, Inc.

                     Capitalization at November 30, 2000 (1)
------------------------------------------------------------------------------------------------------
                                                                      Amount               % of Total
                                                                      ------               ----------
  Short-term Debt and Current Maturities of Adjustable Rate
  Pollution Control Bonds...................................         $  728.0                  41.6%
  Long-term Debt, Net of Current Maturities.................            449.1 (2)              25.7%
  Preferred Stock...........................................             17.0                   1.0%
  Common Shareholders Equity................................            555.3                  31.7%
                                                                   -----------              --------

        Total Capitalization                                         $1,749.4                 100.0%
                                                                   ===========              ========


  -------------------
(1) Totals reflect one month of operating results for the Vectren Energy Delivery of Ohio, Inc. operations, which was acquired on October 31, 2000.

(2) Amount does not include $70,000,000 in the aggregate principal amount of insured quarterly notes to be issued by one of the Corporation's subsidiaries, Indiana Gas Company, Inc., on or about December 28, 2000. The notes will be issued by Indiana Gas Company in two tranches: $20,000,000 aggregate principal amount with a 15 year maturity and a 7.15% interest rate, and $50,000,000 aggregate principal amount with a 30 year maturity and a 7.45% interest rate.